Exhibit 3.2

AMENDMENT NO. 1

TO THE

BY-LAWS

OF

Kingsway Corporation

(formerly Kingsway Financial Services Inc.)

This Amendment No. 1 (this “Amendment”) to the Bylaws of Kingsway Corporation, a Delaware corporation formerly known as “Kingsway Financial Services Inc.” (the “Corporation”), is adopted and effective as of May 18, 2026 pursuant to Article X of the Bylaws of the Corporation and the General Corporation Law of the State of Delaware.

WHEREAS, the Corporation has changed its name to “Kingsway Corporation” effective as of the date hereof pursuant to the filing of a Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Name Change”).

NOW, THEREFORE, the Bylaws of the Corporation shall be amended as follows:

1.	All references in the Bylaws to “Kingsway Financial Services Inc.” shall be deleted in their entirety and replaced with references to “Kingsway Corporation.”

2.	Except as expressly amended by this Amendment, the Bylaws of the Corporation shall remain unmodified and in full force and effect.

The undersigned hereby certifies that the foregoing amendment to the Bylaws of the Corporation was adopted and approved by the board of directors of the Corporation.

Adopted and effective as of May 18, 2026.

KINGSWAY CORPORATION

By:	/s/ Kent A. Hansen
Kent A. Hansen, Chief Financial Officer